Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155420 on Form F-3 of our reports dated August 16, 2010, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the restatements of the consolidated statements of cash flows for the fiscal years ended March 31, 2008 and 2009 as discussed in Note 35 to the consolidated financial statements, (ii) the restatements of certain loans and premises and equipment disclosure information as discussed in Notes 5 and 7 to the consolidated financial statements, and (iii) the changes in methods of accounting for (a) uncertainty in income taxes, (b) leveraged leases, (c) defined benefit pension and other post retirement plans (measurement date provision), (d) fair value measurements, (e) fair value option for financial assets and financial liabilities, (f) noncontrolling interests, and (g) other-than-temporary impairments on investment securities, as described in Note 1 to the consolidated financial statements), and the effectiveness of MUFG’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of MUFG for the year ended March 31, 2010.

/s/ Deloitte Touche Tohmatsu LLC

DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

August 16, 2010